News Release
140 John James Audubon Parkway Amherst, NY 14228

Contact: Gregory P. Rustowicz Vice President - Finance and Chief Financial Officer Columbus McKinnon Corporation 716-689-5442 greg.rustowicz@cmworks.com	Investor Relations: Deborah K. Pawlowski Kei Advisors LLC 716-843-3908 dpawlowski@keiadvisors.com

Immediate Release

Columbus McKinnon Announces Sale of Crane Business

AMHERST, N.Y., August 1, 2012 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced today the sale of its Gaffey division of Crane Equipment and Service Inc..

Timothy T. Tevens, President and CEO of Columbus McKinnon noted, “Gaffey has been a solid division of our Company for many years, but given the nature of its business as a crane manufacturer and service provider, Ace Industries is a more logical owner of Gaffey.  Ace Industries is a well-respected channel partner which is focused on crane production, service and rigging.”

Gaffey is located in Cleveland, TX and primarily serves the South-Central United States.  The Gaffey division contributed under $20 million of revenue to Columbus McKinnon in the fiscal year that ended March 31, 2012.  The Company does not expect the transaction to have a material effect on its financial results in its fiscal 2013 second quarter, which ends September 30, 2012.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, actuators, cranes and lifting and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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